SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                                 FORM 8-K

                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                               April 5, 1996

                        DELTA PETROLEUM CORPORATION
          (Exact name of registrant as specified in its charter)

        Colorado              0-16203               84-1060803
       (State of            Commission         (I.R.S. Employer
     Incorporation)           File No.        Identification No.)

        Suite 3310
        555 17th Street
        Denver, Colorado                                80202
   (Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code:
                     (303) 293-9133


ITEM 5.   OTHER EVENTS

     A.   1)   On April 5, 1996, the Company completed the
acquisition of the interests and operating rights of Wagner & Brown, Ltd., in leases comprising 28,612 gross acres (approximately 21,000 net acres) lying within the boundaries of the Company's Moneta Hills Prospect in the Wind
River Basin in Fremont and Natrona counties in Wyoming. The Company previously acquired interests in most of these same leases in late 1995. (See Form 8-K dated November 1, 1995.) The Company acquired the Wagner & Brown, Ltd. interests in these properties through a collective assignment by Melange Associates, Inc., Nautilus Oil and Gas Company and Thorofare Resources, Inc. (collectively "MNT") of their rights and obligations under a purchase and sale agreement with Wagner & Brown, Ltd., to acquire the above referenced interests. A copy of this agreement entitled "Moneta Hills Purchase and Sale Agreement" (without exhibits) and a copy of an agreement entitled "Assignment and Assumption" are attached hereto as Exhibit 99.1. Included in the acquisition were the interests of Wagner & Brown, Ltd., in three wells located on the leased acreage which are not currently producing. The Company believes one or more of the wells may now be capable of commercial production because of the availability of a nearby gas gathering system owned by the Company. The interests in the wells and acreage acquired from Wagner & Brown, Ltd., are subject to the October 31, 1995 agreement between the Company and MNT (attached as Exhibit 99.1 to the November 1, 1995 Form 8-K) with respect to certain overriding royalties, net profit interests in the wells, acreage and contract area of mutual interest. As consideration for the acquisition of the above referenced properties from Wagner & Brown, Ltd, the Company: paid $50,000; paid an additional approximately $18,500 for prepaid delay rentals and unpaid lease operating expenses; assumed plugging and abandonment obligations for the three wells; and agreed that Wagner & Brown, Ltd. would no longer be obligated to make certain payments upon the plugging and abandonment of the three wells referenced above. The acquisition of the Wagner & Brown, Ltd., interests gives the Company approximately 100% of the working interest in most of the leases which constitute its Moneta Hills Prospect. The Company currently intends to attempt to place one or more of the six existing wells on the prospect back on production, to attempt to recomplete one or more of the wells in additional productive zones and to drill additional wells on the prospect.

          2) On March 12, 1996, the Company was the highest bidder for and thereby acquired a 539 acre five year lease from the State of Wyoming within the boundaries of its Moneta Hills
Prospect referenced above giving the Company a total of approximately 29,994 gross acres within this prospect.
The Company paid $28,612 for the lease.

          3) On March 7, 1996, the Company sold 115,000 shares of its restricted and legended common stock to C.A. Opportunidad of San Jose, Costa Rica for $550,000 in a private transaction pursuant to the rules and regulations of the SEC regarding offshore transactions with non-U.S. persons. The proceeds from the sale will be used to fund the Company's activities on its Moneta Hills Prospect and for other general corporate purposes. A copy of the agreement relating to this transaction is attached as Exhibit 99.2.

     B. On January 19, 1996 and January 22, 1996, the Company entered employment and employment related agreements with two of its employees. Copies of these agreements are attached hereto as Exhibits 99.3 and 99.4.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          99.1 Wagner & Brown, Ltd. Moneta Hills Purchase and
Sale Agreement (without exhbits) and Assignment and Assumption
Agreement.

          99.2 C.A. Opportunidad stock purchase agreement.

          99.3 Employment and related agreements.

          99.4 Employment agreement.

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  DELTA PETROLEUM CORPORATION
                                   (Registrant)


Date:  April 16, 1996           By:s/Aleron H. Larson, Jr.
                                   Aleron H. Larson, Jr.
                                   Chairman/C.E.O.

                             INDEX TO EXHIBITS

(1)  Underwriting Agreement.  Not applicable.

(2)  Plan of Acquisition, Reorganization, Arrangement,
Liquidation or Succession.  Not applicable.

(3)  (i)  Articles of Incorporation. Not applicable.
     (ii) Bylaws. Not applicable.

(4) Instruments Defining the Rights of Security Holders, including Indentures. Not applicable.

(5)  Opinion: re: Legality.  Not applicable.

(6)  Opinion: Discount on Capital Shares.  Not applicable.

(7)  Opinion: re: Liquidation Preference. Not Applicable.

(8)  Opinion: re: Tax Matters.  Not Applicable.

(9)  Voting Trust Agreement.  Not Applicable.

(10) Material Contracts. Not Applicable.

(11) Statement re: Computation of Per Share Earnings.
      Not Applicable.

(12) Statement re: Computation of Ratios.  Not Applicable.

(13) Annual Report to Security Holders, etc. Not Applicable.

(14) Material Foreign Patents.  Not Applicable.

(15) Letter re: Unaudited Interim Financial Information.
     Not Applicable.

(16) Letter re: Change in Certifying Accountant.
     Not applicable.

(17) Letter re: Director Resignation.  Not applicable.

(18) Letter re: Change in Accounting Principles.  Not Applicable.

(19) Report Furnished to Security Holders.  Not Applicable.

(20) Other Documents or Statements to Security Holders.
     Not applicable.

(21) Subsidiaries of the Registrant.  Not Applicable.

(22) Published Report Regarding Matters Submitted to Vote of
Security Holders.  Not Applicable.

(23) Consents of Experts and Counsel.  Not applicable.

(24) Power of Attorney. Not applicable.

(25) Statement of Eligibility of Trustee.  Not Applicable.

(26) Invitations for Competitive Bids.  Not Applicable.

(27) Financial Data Schedule.  Not Applicable.

(99) Additional Exhibits.

     99.1 Wagner & Brown, Ltd. Moneta Hills Purchase and Sale
Agreement (without exhbits) and Assignment and Assumption
Agreement.

     99.2 C.A. Opportunidad stock purchase agreement.

     99.3 Employment and related agreements.

     99.4 Employment agreement.